UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

PINNACLE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 784-7777

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On July 27, 2009, Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $450 million aggregate principal amount of its 8 5/8% Senior Notes due 2017 (the “Notes”) to J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., as Representatives of the several initial purchasers named in Schedule 1 of the Purchase Agreement (collectively, the “Initial Purchasers”).

The closing of the sale of the Notes is expected to occur on August 10, 2009. The offering price to eligible purchasers of the Notes was 98.597% of par. The net proceeds from the offering, after deducting the Initial Purchasers’ discounts and commissions and the estimated offering expenses payable by the Company, are expected to be approximately $434 million. The Company intends to use a portion of the net proceeds from the offering to repurchase or redeem all of its existing 8.75% senior subordinated notes due 2013, of which $135 million in aggregate principal amount is outstanding, to repay approximately $206 million in revolving credit borrowings under its credit facility and to repurchase or redeem up to $75 million in aggregate principal amount of its existing 8.25% senior subordinated notes due 2012. The Company expects to redraw revolver borrowings to fund its development projects in the future. The Company also expects to use the remaining net proceeds from the offering for general corporate purposes, including funding its development projects. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and will sell the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. It is expected that the Initial Purchasers will sell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act and outside the United States pursuant to the exemption from registration provided by Regulation S of the Securities Act.

Certain of the initial purchasers and their affiliates have performed and may in the future provide various financial advisory, investment banking, and commercial banking services for the Company and its affiliates from time to time, for which they have received, or will receive, customary fees and expenses.  As noted above, a portion of the net proceeds of the offering of the Notes will be used to repay $206 million in revolving credit borrowings under the Company’s credit facility. As a result, certain of the initial purchasers and/or their affiliates will receive a portion of the net proceeds of the offering of the Notes. Certain of the initial purchasers or their related parties are lenders under the Company’s credit facility and have received customary interest, non-usage and other fees and expenses in connection with the Company’s revolving credit facility. In addition, from time to time, certain of the initial purchasers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities, and may do so in the future.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Purchase Agreement, dated as of July 27, 2009, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: July 31, 2009	By:	/s/ Christopher K. Plant

Christopher K. Plant
Vice President-Investor Relations and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Purchase Agreement, dated as of July 27, 2009, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.